EXHIBIT 10.1

SEPARATION AGREEMENT

        This Separation Agreement (this “Agreement”), dated as of February 4, 2008, is entered into by and between Talon International, Inc., a Delaware corporation (the “Company” or “Party”), and Stephen Forte, an individual (“Executive” or “Party”) (collectively the “Parties”).

RECITALS

        A.     The Company and Executive are parties to that certain Employment Agreement, dated March 16, 2006 (the “Employment Agreement”), pursuant to which the Company employed Executive, as more fully described therein. Capitalized terms used herein and not defined herein shall have the meanings given such terms in the Employment Agreement.

        B.     The Company and Executive jointly desire to terminate Executive’s employment with Company, and for Executive to resign his employment with the Company and each of its subsidiaries and affiliates and from the Board of Directors of each of the foregoing effective as of the date hereof, and the Company desires to accept Executive’s resignation, on the terms set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

        1.     Resignation. Notwithstanding anything to the contrary which may be contained in the Employment Agreement, the Parties hereby acknowledge and agree that, effective as of the date of this Agreement, Executive resigns his employment with the Company and each of its subsidiaries and affiliates in all capacities, including, without limitation, his position as Chief Executive Officer of the Company. Executive further resigns from the Board of Directors of the Company and each of its subsidiaries and affiliates, as applicable. The Company waives any requirement by Executive to provide advance notice of his resignation, and accepts Executive’s resignation effective as of the date hereof.

        2.    Termination Payments.

2.1 Notwithstanding anything in the Employment Agreement to the contrary the Company shall pay Executive the Accrued Obligations and Severance provided for in the Employment Agreement upon a termination by the Company of Executive’s employment without Cause.

2.2 The Company shall pay the Accrued Obligations and Severance at the times specified in the Employment Agreement. For purposes of Section 5.2(i) of the Employment Agreement, “separation of service” is defined as February 4, 2008.

2.3 As and for additional consideration to induce Executive to enter into this Separation Agreement, Executive shall be entitled to keep, retain, and remove from the Company’s business premises all computers, printers, peripherals, scanners and all similar or related equipment as is presently located in his office on the Company’s business premises. Company agrees to and will upon request by Executive execute a bill of sale or other document evidencing the transfer of ownership of this equipment from Company to Executive.

        3.    Executive’s Release.

3.1 Release. Executive, for himself and on behalf of his successors, assigns, agents, attorneys, representatives, heirs, executors and administrators (collectively, the “Executive Parties” and individually, an “Executive Party”), hereby releases and forever discharges and agrees to hold harmless the Company and its successors, assigns, officers, directors, shareholders, employees, affiliates, subsidiaries, parent corporations, agents, attorneys and representatives, past and present (collectively, the “Company Parties” and individually, a “Company Party”) from any and all demands, claims, duties, actions, obligations or causes of action, assessments, losses, damages, liabilities, costs and expenses (including attorneys’ fees) of any kind, nature or description, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, the “Released Claims”), that Executive or any Executive Party currently has or possesses, or had prior to the date of this Agreement or at any time may have the Company and/or against one or more Company Parties, arising out of, based upon or in any way related to (i) any employment agreement or the Employment Agreement or any other contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, negligence, negligent or intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, negligent or intentional misrepresentation, conspiracy, defamation (including libel and slander), invasion of privacy, fraud, quantum meruit, failure to pay compensation of any kind, failure to pay equal compensation for equal work or any legal restriction on the Company’s right to terminate employees; (ii) Executive’s employment with the Company or the cessation thereof, any claims for wages, compensation of any kind, automobile allowance, vacation pay, severance pay, bonuses or damages of any kind whatsoever, including without limitation all claims for or under, among other things, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. sections 2000e, et seq.), the Fair Labor Standards Act, including the Equal Pay Act (29 U.S.C. section 206(d) and interpretive regulations), the Employment Retirement Income Security Act of 1974 (29 U.S.C. sections 100, et seq.), the Family and Medical Leave Act (29 U.S.C. sections 2601, et seq. and 29 C.F.R. Part 825), the Americans with Disabilities Act (42 U.S.C. sections 12101, et seq.), the Age Discrimination in Employment Act, including the Older Worker Benefits Protection Act (29 U.S.C. sections 623, et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. sections 2101, et seq.), the California Fair Employment and Housing Act (California Government Code sections 12940, et seq.), the California Family Rights Act (California Government Code section 12945.2), the California Labor Code (expressly including Sections 203, 206, 218.5 and the Equal Pay Act, Section 1197.5), the United States and California Constitutions, and any other federal or state law, whether statutory or common law; (iii) all matters arising out of any common law or federal, state, local or other governmental statute, regulation, ordinance or wage order, including any federal, state or local law (statutory or decisional) or regulation relating to employment, employment discrimination or harassment; or (iv) arising out of any principle of contract law or common law.

3.2 Claims not Released. The releases set forth in this Section 3.1 shall not (i) release obligations incurred pursuant to this Agreement; (ii) release claims in connection with events occurring after the date hereof (including without limitation, for any breach of covenants in the Employment Agreement that survive termination of employment); (iii) preclude any Party hereto from enforcing its rights and remedies hereunder; or (iv) release any right of Executive to any vested benefit under any Company benefit plan.

3.3 Release of Unknown Claims. Executive, for himself and on behalf of the Executive Parties (collectively, the “Releasing Parties”) intends to waive and release all rights the Releasing Parties may have under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT NOW KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Releasing Parties hereby waive the provisions of Section 1542 of the California Civil Code and any other similar law of any other jurisdiction and acknowledge that this waiver is an essential and material term of this Agreement. Executive further acknowledges that his counsel has advised him as to the effect of the foregoing waiver.

3.4 Acknowledgement. Executive further understands and acknowledges that:

3.4.1 he has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which he was already entitled;

3.4.2 he is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it; and

3.4.3 he has been afforded a period of at least twenty-one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than twenty-one days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty-one days.

        4.     Transition Services.  Executive agrees to provide the following transition services to the Company:

4.1 From the date hereof until April 15, 2008, Executive shall cooperate with and assist the Company in transitioning to other senior management all duties for the Company previously performed by Executive at the time of his separation from services, in the manner and at the times reasonably requested by the Company; provided that Executive shall not be required to perform such services at the Company’s offices and Executive shall not be required to spend more than ten (10) hours per week in performing such services. Executive agrees that he shall be available by telephone during normal business hours and on reasonable advance notice to consult with and advise the Company on transition matters.

4.2 From the date hereof until May 31, 2008, Executive shall execute and deliver to the Company’s present and former auditors, all management representation letters requested by such auditors in connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2007 and/or the filing by the Company of any registration statement (or amendment thereto) under the Securities Act of 1933 or periodic report under the Securities Exchange Act of 1934; provided that any such representation letter is consistent with the management representation letter signed by the Chief Financial Officer of the Company and does not require Executive to make representations with respect to facts or circumstances arising after termination of Executive’s employment with the Company.

4.3 The Company agrees to compensate Executive for all Transition Services at the rate of $250.00 per hour. All sums owed to Executive by virtue of his performing Transition Services shall be paid to Forte Group, LLC.

        5.     Mutual Representations and Warranties. Each of the Company and Executive (each, a “Representing Party”) represents and warrants to the other that:

5.1 The Representing Party has all necessary power and authority to enter into this Agreement and has taken all action necessary to consummate the transactions contemplated hereby and to perform each of their respective obligations hereunder.

5.2 The Representing Party has duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding obligation of the Representing Party, enforceable against the Representing Party in accordance with its terms.

5.3 None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by such Representing Party with any of the provisions hereof, will violate or conflict with any agreement by which the Representing Party is bound, and that no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any persons or entities are necessary to be made or obtained by the Representing Party in connection with the execution, delivery or performance of this Agreement.

5.4 The Representing Party has not assigned or transferred, in whole or in part, or purported to assign or transfer any claim or portion of claim against the other party hereto which is covered by this Agreement which it may now have or claim to have, of whatever kind or nature, either in its representative or in its individual capacities, to any other person or entity in any manner including, without limitation, assignment or transfer by subrogation or by operation of law.

        6.     Miscellaneous Provisions.

6.1 Severability. The Parties hereto agree that if any term, provision, covenant or condition of this Agreement is found to be invalid, illegal or unenforceable, then the parties hereto shall renegotiate such term, provision, covenant or condition in good faith to effectuate its/their purpose and to conform the provision(s) to applicable law to make such term valid, legal and enforceable, or if such term, provision, covenant or condition may not be amended or modified so as to become valid, legal and enforceable, then such term, provision, covenant or condition shall be deemed excised from this Agreement, and the remaining terms and conditions hereof shall remain in full force and effect and shall in no way be impaired or invalidated thereby.

6.2 Successors and Assigns; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, heirs, and assigns of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other; provided, that any and all monies due to Executive for Transition Services shall be paid to Forte Group, LLC.

6.3 Third Party Beneficiaries. The parties hereto expressly agree that the Company Parties shall be third-party beneficiaries of this Agreement.

6.4 Attorneys’ Fees. If any party hereto brings any action to enforce or interpret any term of this Agreement, the non-prevailing party in any such action shall pay all the reasonable attorneys’ fees, expenses and costs incurred by the other in connection with any such action.

6.5 Governing Law. This Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

6.6 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties hereto agree (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or agreements of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.

6.7 Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and, except for the provisions in the Employment Agreement that survive termination of employment, supersedes any prior or contemporaneous written or oral agreements or understandings pertaining to the terms hereof and the termination of Executive’s employment relationship with the Company. The parties hereto agree that, except as expressly provided herein, any prior agreements and understandings between them, whether oral or written, and of whatever nature, are hereby cancelled, terminated and superseded by this Agreement and shall be of no further force or effect. For the avoidance of doubt, the Employment Agreement shall not be superseded by this Agreement, but shall be modified if and as provided herein. Executive acknowledges that he has not relied upon any representation or statements by any representative of the Company concerning the subject matter hereof except as expressly set forth herein. This Agreement may only be modified by a writing signed by each party hereto.

6.8 Non-Admission of Liability or Wrongdoing. By entering into this Agreement, neither party hereto admits any impropriety, illegality, wrongdoing or liability of any kind whatsoever, and each party hereto hereby expressly denies the same.

6.9 Tax Withholding. All amounts required to be paid by the Company pursuant to this Agreement shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements.

6.10 Notice. Any notice to be provided hereunder shall be in writing and shall be deemed to have been delivered (a) the day of delivery, if personally delivered, (b) three (3) business days after having been mailed via U.S. mail, registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after having been sent by national reputable overnight courier. Notices shall be addressed to the parties hereto at the addresses set forth on the signature pages hereto. Any party hereto may change the address for notices hereunder by delivery of written notice in accordance with the provisions set forth herein.

6.11 Facsimile; Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

6.12 Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

[Signatures on following page]

        IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first above written.

/S/ STEPHEN FORTE Stephen Forte	TALON INTERNATIONAL, INC. a Delaware corporation By: /S/ LONNIE SCHNELL Lonnie Schnell Chief Financial Officer
Address: ________________________________________ ________________________________________ ________________________________________ Tel: Fax:	Address: 21900 Burbank Boulevard, Suite 270 Woodland Hills, CA 91367 Attn: Chief Financial Officer Tel: (818) 444-4100 Fax: (818) 444-4108